--------------------------------                  ------------------------------
            FORM 5                                         OMB APPROVAL
--------------------------------                  ------------------------------
|_|  Check box if no longer                       OMB Number:          3235-0362
     subject to Section 16.                       Expires:      January 31, 2005
     Form 4 or Form 5                             Estimated average burden
     obligations may continue.                    hours per response ....... 1.0
     See Instruction 1(b).                        ------------------------------
|_|  Form 3 Holdings Reported
|X|  Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

       Doull                     Matthew                       W.
--------------------------------------------------------------------------------
      (Last)                     (First)                    (Middle)

                        c/o Hollinger International Inc.
                        712 Fifth Avenue
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                                (Street)

     New York                   New York                     10019
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      (City)                    (State)                      (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     News Communications, Inc. (NCOM)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity
     (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     August 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
              (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)
________________________________________________________________________________

7.   Individual or Joint/Group Filing  (check applicable line)

     |X|  Form Filed by One Reporting Person

     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

---------------------------------------------------------------------------------------------------------------------------------
1. Title of   2. Transaction   2A. Deemed      3. Transaction         4. Securities          5. Amount of         6. Ownership
   Security      Date (Month/      Execution      Code                   Acquired (A)           Securities           Form: Direct
   (Instr. 3)    Day/Year)         Date, if       (Instr. 8)             or Disposed of         Beneficially         (D) or
                                   any (Month/                           (D)(Instr. 3,          Owned at end         Indirect (I)
                                   Day/Year)                              4 and 5)              of Issuer's          (Instr. 4)
                                                                 -----------------------        Fiscal Year
                                                                 Amount   (A) or   Price        (Instr. 3 and 4)
                                                                          (D)
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

-----------------
7. Nature of
   Indirect
   Beneficial
   Ownership
   (Instr. 4)

-----------------

-----------------

-----------------

-----------------

-----------------

-----------------

-----------------


*     If the form is filed by more than one reporting person, see instruction
      4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                   SEC2270(9-02)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

==================================================================================================================================
                                                                                   6. Date           7. Title and
                                                                                      Exer-             Amount of
                                                                5. Number             cisable           Under-
                                                                   of Deriv-          and Ex-           lying
                                                                   ative              piration          Secur-
                                        3A. Deemed                 Securities         Date              ities
1. Title     2. Conver-                     Execu-                 Acquired           (Month/           (Instr.
   of           sion or    3. Trans-        tion                   (A) or             Day/Year)         3 and 4)
   Deriv-       Exercise      action        Date,    4. Trans-     Disposed     -----------------------------------    8. Price of
   ative        Price of      Date          if any      action     of (D)                                    Amount       Deriv-
   Security     Deriv-        (Month/       (Month/     Code       (Instr.      Date      Ex-                  or         ative
   (Instr.      ative         Day/          Day/        (Instr.    3, 4, 5)     Exer-     pir-               Number       Security
   3)           Security      Year)         Year)       8)        ----------    cis-      ation                of         (Instr.
                                                                  (A)  (D)      able      Date       Title   Shares       5)
----------------------------------------------------------------------------------------------------------------------------------
Stock       $0.789        08/17/02                   A           3,333         08/17/02  08/17/07   Common  3,333
Option                                                                                              Stock
(right to buy)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

==================================================================================================================================

================================================================================
                               9. Number
                                  of           10. Owner-
                                  Deriv-           ship of
                                  ative            Deriv-         11. Nature
                                  Secur-           ative              of
                                  ities            Security:          Indirect
                                  Benefi-          Direct             Bene-
                                  cially           (D) or             ficial
                                  Owned at         Indirect           Owner-
                                  End of           (I)                ship
                                  Year             (Instr. 4)         (Instr. 4)
                                  (Instr. 4)
--------------------------------------------------------------------------------
                                  3,333              D
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

================================================================================
Explanation of Responses:

                                 /s/ Matthew W. Doull               2/14/03
                                 -------------------------------    -----------
                                 **Signature of Reporting Person    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                     Page 2                        SEC2270(9-02)